EXHIBIT 5.1

Law Offices of Joseph L. Pittera
2214 Torrance Boulevard
Suite 101
Torrance, California 90501
Telephone (310) 328-3588
Facsimile (310) 328-3063
E-mail: jpitteralaw@gmail.com

June 16, 2014

Satya Worldwide, Inc.
429 N. Dixie Hwy., Suite 201
Pompano Beach, Florida  33060

Ladies and Gentlemen:

We have acted as counsel to Satya Worldwide, Inc., a Florida corporation (the “Company”), in connection with the filing by the Company of a registration statement on Form S-1 with the Securities and Exchange Commission (the “Registration Statement”) relating to an aggregate of 33,333 shares of the Company’s Series A Convertible Preferred Stock, $ .001 par value per share, to be offered pursuant to the Registration Statement, and 14,999,850 shares of common stock, $ .0001 par value per share, which may be acquired upon the conversion of such shares of Series A Convertible Preferred Stock into common stock, which are also being offered pursuant to the Registration Statement.

In our opinion, the shares of the Company’s Series A Convertible Preferred Stock and common stock to be offered pursuant to the Registration Statement have been duly authorized and when sold and issued in the manner specified in the Registration Statement will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus constituting a part thereof in connection with the matters referred to under the caption “Legal Matters” in such prospectus.  The filing of this consent shall not be deemed an admission that the undersigned is an “expert” within the meaning of the Securities Act of 1933, as amended.

Sincerely yours,

/s/ Joseph L. Pittera
      Joseph L. Pittera